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                                                                    EXHIBIT 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS




The Board of Directors
CyberGuard Corporation

We consent to the incorporation by reference in the registration statement (No. 333-28693) on Form S-3 of CyberGuard Corporation of our report dated June 13, 1997, with respect to the balance sheet of TradeWave Corporation as of December 31, 1996 and the related statement of operations, stockholder's deficit, and cash flows for the year ended December 31, 1996, which report appears in the Form 8-K of CyberGuard Corporation dated June 23, 1997.

Our report dated June 13, 1997, contains an explanatory paragraph that states that substantially all of TradeWave Corporation's assets were sold to CyberGuard Corporation for $400,000 subsequent to December 31, 1996 and, as a result, TradeWave Corporation recorded a write-down of approximately $682,000 for the year ended December 31, 1996 to reflect the impairment of its assets. In addition, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.




                                                /s/  KPMG Peat Marwick LLP


Austin, Texas
June 23, 1997